Exhibit 99.1

Scientific Games Announces Full-Year and Fourth Quarter 2008 Results

2008 Revenues Increased 7%

2008 Adjusted EBITDA Increased 8%

Profitability Improvement Program Underway

—Recent Developments—

Production of instant lottery tickets began in China

Termination of Mexican lottery contract

Exploring strategic alternatives for the Racing and Venue Management businesses

Expect cost savings of $30 to $40 million from profitability improvement program by 2010

NEW YORK, February 26, 2009 — Scientific Games Corporation (Nasdaq: SGMS) today reported full-year and fourth quarter 2008 results.

Full-Year 2008 Results

Full-year 2008 revenues increased 7% to $1,118.8 million, compared to $1,046.7 million in 2007.  The increase was driven by service revenue growth in all of the Company’s business groups, especially driven by the Printed Products and Lottery Systems Groups, which together represent approximately 79% of total revenue.  The Company benefited primarily from domestic “same-store” sales growth, continued growth in the Italian instant ticket business and the start-up of operations in China.

For the full-year 2008, EBITDA decreased to $298.9 million from $307.5 million in 2007, primarily due to employee termination costs and contract loss accruals of $23.1 million, a Global Draw earn-out accrual of $4.4 million and increased stock compensation costs of $8.8 million. Excluding these items, adjusted EBITDA increased 8% to $360.5 million, compared to $335.3 million in 2007.

In 2008, EBITDA and adjusted EBITDA were also negatively impacted by $8.3 million of incremental airfreight costs to China which will not occur in 2009.

Net income for the full-year 2008 was $8.5 million or $0.09 per diluted share, compared to $65.4 million or $0.68 per diluted share in 2007.   The decline in full-year 2008 net income is primarily related to employee termination costs, contract loss accruals, the Global Draw earn-out accrual, an increase in stock compensation costs and $76.2 million of asset impairments.  Non-GAAP adjusted net income in 2008 was $113.5 million or $1.20 per non-GAAP diluted share, compared to non-GAAP adjusted net income of $98.7 million or $1.04 per non-GAAP diluted share for the full year 2007.

“The growth exhibited across our business groups in spite of the global economic meltdown in 2008 is a testament to the resilience of our business model,” commented Lorne Weil, Chairman of Scientific Games. “We achieved this growth because we have proven to be a valuable vendor and partner to our government and private customers, helping them grow their revenues both in the U.S. and abroad.  Going forward we expect the Company’s relationships with existing customers to strengthen and the range of services we supply to expand as they look to Scientific Games for new revenue opportunities.  Furthermore, given the outlook for the global economy, we anticipate our pipeline of opportunities with new customers to increase as they recognize that Scientific Games’ portfolio of lottery and gaming solutions add significant value to new growth initiatives.”

2008 Business Highlights

•                  Began production of instant lottery tickets in the People’s Republic of China

•                  2008 China Sports Lottery instant ticket sales exceeded $2 billion

•                  Italian instant ticket sales grew 17% to €9.1 billion

•                  Awarded five-year Pennsylvania lottery systems contract with five one-year extension options

•                  Awarded six-year Florida instant ticket cooperative services contract with two two-year extension options

•                  Awarded three-year Georgia instant ticket cooperative services contract extension

•                  Awarded three-year New South Wales exclusive instant ticket contract

•                  Global Draw installed base grew 23% to 14,717 terminals

•                  Global Draw entered strategic alliances with Elixir Gaming Technologies in Asia and Caribbean Cage in Latin America and the Caribbean

•                  Games Media installed base grew six-fold to 1,613 terminals in 589 U.K. pubs

•                  Games Media entered into contracts with Enterprise Inns, Marstons, Orchid Group and Admiral Taverns

Fourth Quarter 2008 Results

Revenues in the fourth quarter of 2008 were $263.9 million, down 2% from $268.0 million in the fourth quarter of 2007.  The decline in revenues was primarily due to the negative impact of foreign exchange rates; excluding that impact, revenues would have actually increased 3%.  The negative impact of foreign exchange rates was partially offset by growth in the Chinese instant ticket business and the continued expansion of Global Draw and Games Media.

EBITDA for the fourth quarter of 2008 declined to $40.3 million from $73.7 million in the fourth quarter of 2007, primarily due to employee termination costs and contract loss accruals of $18.8 million, a Global Draw earn-out accrual of $0.9 million and a $2.9 million increase in stock compensation costs.  Adjusted EBITDA declined to $69.8 million in the fourth quarter of 2008 from $83.1 million in the fourth quarter of 2007 primarily as a result of the re-pricing of the Florida cooperative services contract, start-up costs associated with the Company’s new printing operations in China and the negative impact of foreign exchange rates.  These declines were partially offset by growth in the Chinese instant ticket business and revenue growth in Global Draw and Games Media. Excluding the negative impact of foreign exchange rates, adjusted EBITDA would have been $72.1 million.

During the fourth quarter of 2008, EBITDA and adjusted EBITDA were negatively impacted by $2.1 million of incremental airfreight costs to China which will not occur in 2009.

Net loss for the quarter was $65.8 million or $0.71 per share, down from net income of $16.4 million or $0.17 per diluted share in the fourth quarter of 2007 primarily due to the charges mentioned previously and $76.2 million of asset impairment charges.  Non-GAAP adjusted net income was $16.5 million or $0.18 per non-GAAP diluted share, compared to non-GAAP adjusted net income of $22.1 million or $0.23 per non-GAAP diluted share in fourth quarter 2007.

Profitability Improvement Program Initiatives

During the fourth quarter of 2008, management evaluated its organization, cost structure, product margins, and individual contract profitability in order to make performance improvements beginning in 2009.

Joseph R. Wright, Chief Executive Officer of Scientific Games, stated “Scientific Games has been successfully built into one of the strongest gaming companies in the world largely through mergers and acquisitions. However, margins and cash flow have decreased in recent years and we felt it was time to reengineer the way the Company does business and take advantage of its inherent earnings power. This effort includes:

1.               Revising selected contracts to provide the Company with increased revenues for expanding sales for our customers, such as Florida, Georgia, and Camelot (UK)

2.               Entering into multi-state marketing ventures, such as the upcoming Wheel of Fortune® lottery game

3.               Entering into joint venture opportunities to expand revenues at reduced capital

4.               Exiting or declining to enter into any contracts or projects which offer inferior returns on capital

5.               Expected cost savings of $15 to $20 million in 2009 and $30 to $40 million in 2010

6.               Headcount reduction of approximately 8%

7.               Freeze on all new hires, eliminating salary increases and restructuring 2009 compensation

8.               Capital expenditures in 2009 are expected to be reduced to $125 million from $230 million in 2008

9.               Implementing a central purchasing function for the Company’s $140 million in raw materials

10.       Outsourcing of terminal manufacturing

11.       Combined cost savings expected to improve Printed Products Group gross margins to 43% from 39%

Mr. Wright added, “This profitability improvement program began last fall and is well underway. The studies are finished and we are already implementing these improvements and are expected to complete the year as a stronger Company in every way and better able to service our customers.  We will be focusing on increasing our cash flow and reducing debt which will benefit our shareholders.”

Exploration of Strategic Alternatives

The Company’s Board of Directors has engaged a financial advisor to assist in reviewing strategic alternatives for its Racing and Venue Management businesses. The Company expects to consider and evaluate available alternatives during the review including, but not limited to, the sale of those businesses. The Company has not set any timetable for the conclusion of this strategic review and does not intend to comment further publicly with respect to this process unless or until a specific alternative is approved by its Board of Directors. There can be no assurance that the review process will result in the announcement or consummation of any sale or other transaction.

Printed Products

For the full-year 2008, Printed Products Group revenues, which represented 52% of the Company’s total revenues, grew to $580.3 million from $537.1 million in 2007, an increase of 8%.  The increase in revenues was primarily due to the new instant lottery ticket contract in China, an increase in domestic “same-store” sales and an additional four months of revenues from the acquisition of Oberthur Gaming Technologies (“OGT”) which closed in May 2007.

Printed Products Group adjusted EBITDA for the full-year 2008 increased by 6% to $172.4 million primarily as a result of the new instant lottery ticket contract in China, an increase in domestic “same-store” sales and an additional four months of revenues from the acquisition of OGT.  This increase was offset by $8.3 million, or nearly $0.06 per share, of incremental airfreight costs to China and the re-pricing of instant ticket cooperative services contracts in Pennsylvania and Florida.

Printed Products Group revenues declined by 2% to $134.5 million in the fourth quarter of 2008 due to the re-pricing of the contract in Florida and the negative impact of foreign exchange rates that were somewhat offset by the growth of instant ticket sales to China. Excluding the negative impact of foreign exchange rates, Printed Products Group revenues would have been essentially flat during the quarter.  Excluding the impact of licensed products, the re-pricing of the Florida cooperative services contract and instant ticket sales in China, domestic “same-store” sales in the quarter decreased 3%, which was in-line with the industry.

Printed Products Group adjusted EBITDA during the quarter declined 9% to $35.5 million as a result of the Florida cooperative services contract re-pricing and a decline in the licensed products business.  These declines were partially offset by growth in sales to China.  Margins were also impacted by $2.1 million of incremental airfreight costs to China during the quarter.

Instant ticket sales to China increased 14% to $14.6 million from the third to fourth quarter of 2008.  Growth in the Chinese instant ticket market was driven by an increase in retail locations and the introduction of new post-Olympic games.

As previously announced, through a joint venture, the Company began production of instant lottery tickets in China in December of 2008. The joint venture is currently operating one printing press with capacity of four billion standard ticket units per year and anticipates adding another press with four billion of capacity late in the first half of 2009.  The shift of production from Alpharetta, Georgia to China is expected to have a positive impact on the Printed Products Group’s gross margins due to the elimination of airfreight costs. In the fourth quarter of 2008, these costs were the primary reason the Printed Products Group gross margin percentage declined from 39% in the fourth quarter of 2007 to 36% this year.

Michael R. Chambrello, President and Chief Operating Officer of Scientific Games added, “The launch of the China Sports Lottery instant ticket program in 2008 was considered to be a huge success by all parties involved, exceeding $2 billion in retail sales in less than 8 months of operation. With local production and increased price points, we expect 2009 to achieve retail sales in excess of $3 billion. We are very grateful for the tremendous support we have received from our customer and all of our local partners.”

Lottery Systems

For the full-year 2008, Lottery Systems Group revenues, which represented 27% of the Company’s total revenue, grew to $298.7 million from $265.1 in the full-year 2007, an increase of 13%.  The increase in revenues was primarily the result of the new China instant lottery ticket validation contract and an increase in sales of equipment to international customers.  Lottery Systems Group adjusted EBITDA declined to $89.9 million in the full-year 2008 from $92.7 million in the full-year 2007, a drop of 3%.  The decline in adjusted EBITDA was the result of contract losses and the Connecticut contract re-pricing.

Lottery Systems Group revenues were $73.1 million in the fourth quarter of 2008 compared to $73.4 million last year, or effectively flat.  Excluding the impact from the Connecticut contract re-pricing, the loss of contracts in South Carolina and South Korea, and the new China instant ticket validation lottery systems contract, “same-store” service sales increased approximately 1% during the fourth quarter of 2008.  Lottery Systems Group adjusted EBITDA for the fourth quarter declined 32% to $18.0 million from the fourth quarter of 2007 as a result of a contract re-pricing in Connecticut and the loss of contracts in South Carolina and South Korea.

On February 25, 2009, the Company and its lottery customer in Mexico agreed to terminate the contract in an orderly manner by no later than October 1, 2009.  As part of the agreement, the system, terminals and communications equipment will revert to the Company for potential later use.  Accordingly, we have recorded a charge for anticipated losses during the shut-down period and a charge to write off our investment in this contract to expected net realizable value.  The Company does not expect to incur any further losses related to the Mexican lottery contract.

Mr. Chambrello commented, “The best opportunities to accelerate the sales growth rate on the Lottery Systems side are: utilizing licensed games like our multi-state linked Wheel of Fortune® game which we expect to release this year; increasing payouts and distribution; and raising the price points in a manner similar to the instant ticket business. Aside from that, we will maintain our focus on cost reduction and capital containment as we adjust to current market conditions and seek to improve margins.”

Diversified Gaming

For the full-year 2008, Diversified Gaming Group revenues, which represented 21% of the Company’s total revenue, declined to $239.8 million from $244.5 in the full-year 2007.  The decline in revenue was primarily due to the expected decline in sales of Games Media’s analog gaming machines as a result of the roll-out of digital, which are being deployed under revenue participation agreements.  This decrease was offset by an increase in service revenue from Global Draw and Games Media.  Diversified Gaming Group adjusted EBITDA increased 10% to $78.1 million in the full-year 2008 from $71.0 million 2007 primarily due to increased profitability in Global Draw and Games Media.

Diversified Gaming Group revenues were $56.4 million in the fourth quarter 2008, which was flat compared to the fourth quarter of 2007.  In the fourth quarter of 2008, the British Pound declined over 30% relative to the U.S. dollar.  Excluding the negative impact of foreign exchange rates, Diversified Gaming Group revenue would have grown 10% versus the fourth quarter of 2007.  Excluding the negative impact of foreign exchange rates, Global Draw and Games Media experienced revenue growth of 30% and 70%, respectively.

Diversified Gaming Group adjusted EBITDA in the fourth quarter of 2008 increased 1% to $16.4 million as profitability improvements at Global Draw and Games Media were offset by the negative impact of foreign exchange rates and a decline in revenues in the Company’s Racing and Venue Management businesses.  Excluding the negative impact from foreign exchange rates, adjusted EBITDA would have grown 11%.

Mr. Chambrello commented, “Our Global Draw and Games Media divisions provided significant growth in the fourth quarter and throughout 2008 and we anticipate they will continue to do so in 2009 and beyond.  Our Global Draw business continues to outperform its peers in the U.K. and Mexico and, as a result, has the opportunity to expand its footprint globally. We anticipate its contribution to our Company will increase as it gains share in its existing markets and capitalizes on new opportunities in Asia, Latin America and the Caribbean.  Furthermore, Games Media continues to gain traction in the U.K. pub market as our digital games outperform the analog competition.  We expect the digital conversion cycle to accelerate in 2009 due to expected regulatory changes in the U.K. that will increase betting limits and prize payouts on gaming machines in pubs.”

Liquidity and Capital Resources

At December 31, 2008, the Company had cash and cash equivalents of $140.6 million. In June of 2008, the Company successfully refinanced all of its senior debt with a $250 million senior secured revolving credit facility of which $190.2 million was available as of December 31, 2008, a $550 million senior secured term loan facility, and $200 million of senior subordinated notes due 2016 at 7.875%. Total debt at the end of 2008 was $1,259.6 million.

Mr. Wright commented, “The Company’s balance sheet is a significant source of strength, especially in today’s economic environment, as it provides us with a sound capital structure and a relatively low cost of capital.  In 2008, the management team did a fantastic job by entering into new credit facilities with strong lenders that provided flexible terms in advance of an inflexible credit environment. Going forward I anticipate strengthening our balance sheet as we generate free cash flow as a way to maximize shareholder value.”

Non-GAAP Financial Measures

Information about the use of non-GAAP financial information is provided under the section “Non-GAAP Disclosure” below. The non-GAAP measures (adjusted net income, diluted adjusted net income per share, EBITDA and adjusted EBITDA) are reconciled to the corresponding GAAP measures in the financial schedules accompanying this release.

Convertible Debentures

A market price event did not occur for the quarter ended December 31, 2008 and, accordingly, the Convertible Debentures are not convertible during the current quarter ending March 31, 2009. During the fourth quarter of 2008, the average price of the Company’s common stock was lower than the conversion price of the Convertible Debentures. Therefore, no shares related to the Convertible Debentures were included in the Company’s weighted-average diluted common shares outstanding for the three months ended December 31, 2008. For the twelve months ended December 31, 2008, the Company has included approximately five shares related to the Convertible Debentures in the Company’s weighted-average diluted common shares outstanding. Although the Company purchased a hedge in December 2004 to mitigate the potential dilution from the conversion of the Convertible Debenture, the Company is precluded from reflecting this hedge in the GAAP weighted average number of diluted shares because the effect would be anti-dilutive. However, to the extent the Convertible Debentures are converted during the term of the hedge, the diluted share amount will decrease because the hedge will offset the dilution from conversion of the Convertible Debentures.

Conference Call Details

We invite you to join our conference call tomorrow at 8:30 a.m. Eastern. To access the call live via webcast please visit www.scientificgames.com and click on the webcast link under the Investors tab.  To access the call by telephone, please dial (866) 356-3377 (US & Canada) or (617) 597-5392 (International) fifteen minutes before the start of the call. The Conference ID# is 68971493. The call will be archived for replay on the Company’s website for 30 days.

About Scientific Games

Scientific Games Corporation is the leading integrated supplier of instant tickets, systems and services to lotteries worldwide, a leading supplier of server-based gaming machines and systems, Amusement and Skill with Prize betting terminals, interactive sports betting terminals and systems, and wagering systems and services to pari-mutuel operators. It is also a licensed pari-mutuel gaming operator in Connecticut, Maine and the Netherlands and is a leading supplier of prepaid phone cards to telephone companies. Scientific Games’ customers are in the United States and more than 60 other countries. For more information about Scientific Games, please visit our web site at www.scientificgames.com.

Company Contact:

Investor Relations

Scientific Games

212-754-223

Forward-Looking Statements

In this press release the Company makes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward- looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as “may”,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” “could,” “potential,” “opportunity,” or similar terminology. These statements are based upon management’s current expectations, assumptions and estimates and are not guarantees of future results or performance. Actual results may differ materially from those projected in these statements due to a variety of risks and uncertainties and other factors, including, among other things: competition; material adverse changes in economic and industry conditions in the Company’s markets; technological change; retention and renewal of existing contracts and entry into new contracts; availability and adequacy of cash flow to satisfy obligations and indebtedness or future needs; protection of intellectual property; security and integrity of software and systems; laws and government regulation, including those relating to gaming licenses, permits and operations; inability to identify, complete and integrate future acquisitions; seasonality; dependence on suppliers and manufacturers; factors associated with foreign operations; dependence on key personnel; failure to perform on contracts; resolution of pending or future litigation; labor matters; and stock price volatility. Additional information regarding risks and uncertainties and other factors that could cause actual results to differ materially from those contemplated in forward-looking statements is included from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made, and except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

Non-GAAP Disclosure

EBITDA, as included herein, represents net income plus income tax expense, interest expense, and depreciation and amortization expenses, net of other income. EBITDA is included in this document as it is a basis upon which the Company assesses its financial performance, and it provides useful information regarding the Company’s ability to service its debt. In addition, EBITDA is useful to investors in evaluating the Company’s financial performance because it is a commonly used financial analysis tool for measuring and comparing gaming companies in several areas of liquidity, operating performance and leverage. EBITDA should not be considered in isolation or as an alternative to net income, cash flows from operations, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles (GAAP) as measures of the Company’s profitability or liquidity. EBITDA as defined in this press release may differ from similarly titled measures presented by other companies.

EBITDA, adjusted EBITDA, non-GAAP adjusted net income and diluted non-GAAP adjusted net income per share are non-GAAP financial measures that are presented as supplemental disclosures and are reconciled to GAAP net income and GAAP net income per diluted share in financial schedules accompanying this release. In calculating the adjusted financial measures, the Company excludes certain items in order to better facilitate an understanding of the Company’s operating performance.

The Company’s management uses these adjusted financial measures in conjunction with GAAP financial measures to monitor and evaluate the performance of the Company’s business operations; facilitate management’s internal comparisons of the Company’s historical operating performance of its business operations; facilitate management’s external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels; review and assess the operating performance of the Company’s management team and as a measure in evaluating employee compensation and bonuses; analyze and evaluate financial and strategic planning decisions regarding future operating investments; and plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

The Company’s management believes that these adjusted financial measures are useful to investors to provide them with disclosures of the Company’s operating results on the same basis as that used by the Company’s management. The Company’s management also believes that because it has historically provided such adjusted non-GAAP financial measures in its earnings releases, continuing to do so provides consistency in its financial reporting and continuity to investors for comparability purposes. Accordingly, the Company’s management believes that the presentation of the adjusted non-GAAP financial measures, when used in conjunction with GAAP financial measures, provides both management and investors with financial information that can be useful in assessing the Company’s financial condition and operating performance.

The adjusted financial measures should not be considered in isolation or as a substitute for net income or net income per diluted share prepared in accordance with GAAP. The adjusted financial measures as defined in this press release may differ from similarly titled measures presented by other companies. The adjusted financial measures, as well as other information in this press release should be read in conjunction with the Company’s financial statements filed with the Securities and Exchange Commission.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

Three Months Ended December 31, 2007 and 2008
(Unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,
	2007	2008
Operating revenues:
Services	$232,235	235,928
Sales	35,726	27,990
	267,961	263,918
Operating expenses :
Cost of services (exclusive of depreciation and amortization)	133,053	154,391
Cost of sales (exclusive of depreciation and amortization)	25,532	22,048
Selling, general and administrative expenses	41,702	46,210
Employee termination costs	3,642	10,923
Depreciation and amortization	37,767	112,543
Operating income (loss)	26,265	(82,197)
Other (income) deductions:
Interest expense	15,409	19,064
Equity in earnings of joint ventures	(9,629)	(9,958)
Other income	(1,885)	(3,178)
	3,895	5,928
Income (loss) before income tax expense	22,370	(88,125)
Income tax expense	5,991	(22,301)
Net income (loss)	$16,379	(65,824)

Basic and diluted net income (loss) per share:
Basic net income (loss)	$0.18	(0.71)
Diluted net income (loss)	$0.17	(0.71)
Weighted average number of shares used in per share calculations:
Basic shares	92,939	92,704
Diluted shares	96,783	93,895

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

Twelve Months Ended December 31, 2007 and 2008
(Unaudited, in thousands, except per share amounts)

	Twelve Months Ended December 31,
	2007	2008
Operating revenues:
Services	$922,415	999,972
Sales	124,289	118,857
	1,046,704	1,118,829
Operating expenses :
Cost of services (exclusive of depreciation and amortization)	521,433	594,785
Cost of sales (exclusive of depreciation and amortization)	90,347	85,856
Selling, general and administrative expenses	165,080	184,213
Employee termination costs	3,642	13,695
Depreciation and amortization	160,366	218,643
Operating income	105,836	21,637
Other (income) deductions:
Interest expense	58,550	65,026
Equity in earnings of joint ventures	(41,252)	(58,570)
Early extinguishment of debt	—	2,960
Other income	(2,050)	(4,691)
	15,248	4,725
Income before income tax expense	90,588	16,912
Income tax expense	25,221	8,424
Net income	$65,367	8,488

Basic and diluted net income per share:
Basic net income	$0.71	0.09
Diluted net income	$0.68	0.09
Weighted average number of shares used in per share calculations:
Basic shares	92,566	92,875
Diluted shares	95,996	94,414

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
SELECTED CONSOLIDATED BALANCE SHEET DATA

December 31, 2007 and 2008
(Unaudited, in thousands)

	December 31,	December 31,
	2007	2008

Assets:
Cash and cash equivalents	$29,403	140,639
Other current assets	355,204	371,139
Property and equipment, net	574,894	575,479
Long-term assets	1,140,538	1,095,975
Total assets	$2,100,039	2,183,232

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$4,942	43,384
Other current liabilities	212,572	217,300
Long-term debt, excluding current portion	1,072,625	1,216,264
Other long-term liabilities	148,685	129,857
Stockholders’ equity	661,215	576,427
Total liabilities and stockholders’ equity:	$2,100,039	2,183,232

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONSOLIDATED SEGMENT OPERATING DATA

Three Months Ended December 31, 2007 and 2008
(Unaudited, in thousands)

	Three Months Ended December 31, 2007
	Printed Products Group	Lottery Systems Group	Diversified Gaming Group	Totals

Service revenues	$127,465	54,600	50,170	232,235
Sales revenues	10,233	18,803	6,690	35,726
Total revenues	137,698	73,403	56,860	267,961
Cost of services (1)	74,995	27,865	30,193	133,053
Cost of sales (1)	8,740	11,110	5,682	25,532
Selling, general and administrative expenses	18,281	4,435	4,945	27,661
Employee termination costs	3,642	—	—	3,642
Depreciation and amortization (2)	11,430	16,738	9,408	37,576
Segment operating income	$20,610	13,255	6,632	40,497
Unallocated corporate expense				14,232
Corporate employee termination costs				—
Consolidated operating income				$26,265

	Three Months Ended December 31, 2008
	Printed Products Group	Lottery Systems Group	Diversified Gaming Group	Totals

Service revenues	$127,155	57,690	51,083	235,928
Sales revenues	7,295	15,373	5,322	27,990
Total revenues	134,450	73,063	56,405	263,918
Cost of services (1)	81,851	39,906	32,634	154,391
Cost of sales (1)	3,868	15,902	2,278	22,048
Selling, general and administrative expenses	14,248	7,892	6,430	28,570
Employee termination costs	4,441	2,576	1,152	8,169
Depreciation and amortization (2)	14,363	79,999	14,800	109,162
Segment operating income	$15,679	(73,212)	(889)	(58,422)
Unallocated corporate expense				21,021
Corporate employee termination costs				2,754
Consolidated operating income				$(82,197)

(1)  Exclusive of depreciation and amortization

(2)  Includes amortization of service contract software

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED SEGMENT OPERATING DATA

Twelve Months Ended December 31, 2007 and 2008

(Unaudited, in thousands)

	Twelve Months Ended December 31, 2007
	Printed	Lottery	Diversified
	Products	Systems	Gaming
	Group	Group	Group	Totals

Service revenues	$498,179	216,326	207,910	922,415
Sales revenues	38,967	48,747	36,575	124,289
Total revenues	537,146	265,073	244,485	1,046,704
Cost of services (1)	283,924	114,200	123,309	521,433
Cost of sales (1)	32,549	27,045	30,753	90,347
Selling, general and administrative expenses	62,027	28,376	20,353	110,756
Employee termination costs	3,642	—	—	3,642
Depreciation and amortization (2)	66,966	62,224	30,302	159,492
Segment operating income	$88,038	33,228	39,768	161,034
Unallocated corporate expense				55,198
Corporate employee termination costs				—
Consolidated operating income				$105,836

	Twelve Months Ended December 31, 2008
	Printed	Lottery	Diversified
	Products	Systems	Gaming
	Group	Group	Group	Totals

Service revenues	$548,308	236,022	215,642	999,972
Sales revenues	31,943	62,708	24,206	118,857
Total revenues	580,251	298,730	239,848	1,118,829
Cost of services (1)	331,501	132,335	130,949	594,785
Cost of sales (1)	20,177	54,254	11,425	85,856
Selling, general and administrative expenses	59,336	33,634	25,923	118,893
Employee termination costs	7,213	2,576	1,152	10,941
Depreciation and amortization (2)	43,091	125,764	45,575	214,430
Segment operating income	$118,933	(49,833)	24,824	93,924
Unallocated corporate expense				69,533
Corporate employee termination costs				2,754
Consolidated operating income				$21,637

(1) Exclusive of depreciation and amortization

(2) Includes amortization of service contract software

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CALCULATION OF NON-GAAP ADJUSTED NET INCOME

(Unaudited, in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2008	2007	2008

Income (loss) before income tax expense	$22,370	(88,125)	90,588	16,912
Add: Stock compensation charges	6,904	9,774	25,312	34,122
Add: Printed Products employee termination costs	3,642	4,441	3,642	7,213
Add: Printed Products Peru Lottery business unit disposal costs	2,763	—	2,763	—
Add: Printed Products asset impairment charges	—	6,356	26,097	6,356
Add: Global Draw earn-out	—	930	—	4,376
Add: Division President retirement	—	—	—	930
Add: California Horse Race Board resolution	—	—	—	700
Add: Early extinguishment of debt	—	—	—	2,960
Add: Lottery Systems employee termination costs	—	2,576	—	2,576
Add: Lottery Systems contract impairment	—	7,831	—	7,831
Add: Lottery Systems asset impairment charges	—	64,104	—	64,104
Add: Purchase accounting reserve reversal	(3,892)	—	(3,892)	—
Add: Diversified Gaming employee termination costs	—	1,152	—	1,152
Add: Diversified Gaming asset impairment charges	—	2,585	—	2,585
Add: Corporate employee termination costs	—	2,754	—	2,754
Add: Corporate asset impairment charges	—	3,113	—	3,113
Non-GAAP net income before income tax expense	31,787	17,491	144,510	157,684
Non-GAAP income tax expense	9,659	945	45,849	44,220
Non-GAAP adjusted net income	22,128	16,546	98,661	113,464

Diluted non-GAAP net income per share	$0.23	0.18	1.04	1.20
Diluted GAAP net income (loss) per share	$0.17	(0.71)	0.68	0.09
Weighted average number of shares used in per share calculations	96,783	93,895	95,996	94,414
Less: Diluted shares included in weighted average number of shares related to potential conversion of convertible debt	1,507	—	1,357	5
Non-GAAP weighted average number of shares used in per share calculations	95,276	93,895	94,639	94,409

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

RECONCILATION OF NET INCOME TO ADJUSTED EBITDA

(Unaudited, in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2008	2007	2008

Net income (loss)	$16,379	(65,824)	65,367	8,488
Add: Income tax expense	5,991	(22,301)	25,221	8,424
Add: Depreciation and amortization expense	37,767	112,543	160,366	218,643
Add: Interest expense, net of other income or loss	13,524	15,886	56,500	63,295
EBITDA	$73,661	40,304	307,454	298,850

Add: Printed Products employee termination costs	3,642	4,441	3,642	7,213
Add: Printed Products Peru Lottery business unit disposal costs	2,763	—	2,763	—
Add: Division President retirement	—	—	—	930
Add: California Horse Race Board resolution	—	—	—	700
Add: Global Draw earn-out	—	930	—	4,376
Add: Lottery Systems employee termination costs	—	2,576	—	2,576
Add: Lottery Systems contract impairment	—	7,831	—	7,831
Add: Diversified Gaming employee termination costs	—	1,152	—	1,152
Add: Corporate employee termination costs	—	2,754	—	2,754
Add: Purchase accounting reserve reversal	(3,892)	—	(3,892)	—
Add: Stock compensation charges	6,904	9,774	25,312	34,122
Adjusted EBITDA	$83,078	69,762	335,279	360,504

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

RECONCILATION OF NET INCOME TO SEGMENT ADJUSTED EBITDA

(Unaudited, in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2008	2007	2008

Printed Products Group operating income	$20,610	15,679	88,038	118,933
Add: Depreciation and amortization expense	11,430	14,363	66,966	43,091
Printed Products Group EBITDA	$32,040	30,042	155,004	162,024

Add: Printed Products employee termination costs	3,642	4,441	3,642	7,213
Add: Printed Products Peru Lottery business unit disposal costs	2,763	—	2,763	—
Add: Stock compensation charges	390	973	1,448	3,152
Adjusted Printed Products Group EBITDA	$38,835	35,456	162,857	172,389

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2008	2007	2008

Lottery Systems Group operating income	$13,255	(73,212)	33,228	(49,833)
Add: Depreciation and amortization expense	16,738	79,999	62,224	125,764
Lottery Systems Group EBITDA	$29,993	6,787	95,452	75,931

Add: Division President retirement	—	—	—	930
Add: Lottery Systems employee termination costs	—	2,576	—	2,576
Add: Lottery Systems contract impairment	—	7,831	—	7,831
Add: Purchase accounting reserve reversal	(3,892)	—	(3,892)	—
Add: Stock compensation charges	300	803	1,092	2,588
Adjusted Lottery Systems Group EBITDA	$26,401	17,997	92,652	89,856

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2008	2007	2008

Diversified Gaming Group operating income	$6,632	(889)	39,768	24,824
Add: Depreciation and amortization expense	9,408	14,800	30,302	45,575
Diversified Gaming Group EBITDA	$16,040	13,911	70,070	70,399

Add: California Horse Race Board resolution	—	—	—	700
Add: Global Draw earn-out	—	930	—	4,376
Add: Diversified Gaming employee termination costs	—	1,152	—	1,152
Add: Stock compensation charges	235	396	891	1,501
Adjusted Diversified Gaming Group EBITDA	$16,275	16,389	70,961	78,128